FOR IMMEDIATE RELEASE:  MIDWEST GRAIN REPORTS FOURTH QUARTER EARNINGS

     ATCHISON, Kan., August 12, 2002--Midwest Grain Products, Inc. (MWGP/Nasdaq) today reported net income of $555,000, or 7 cents per share, on sales of $50,437,000 for the fourth quarter of fiscal 2002, which ended June 30. This represents a decrease compared to the net income of $1,549,000, or 19 cents per share, on sales of $57,021,000 that was experienced in the fourth quarter of fiscal 200l. For all 12 months of fiscal 2002, the company had net income of $6,259,000, or 77 cents per share, on sales of $214,528,000, compared to net income of $2,660,000, or 32 cents per share, on sales of $229,241,000 for all 12 months of the prior fiscal year.

     The fourth quarter earnings decline was primarily due to reduced alcohol sales, principally caused by lower selling prices for the company's fuel grade alcohol, which commonly is known as ethanol. Prices fell approximately 26 percent compared to a year ago as the result of increased ethanol supplies throughout the industry. This decrease was partially offset by increased sales of the company's specialty wheat-based ingredients, consisting of value-added wheat proteins and starches. Approximately $769,000 in net income for the quarter and approximately $2,951,000 for the year resulted from a previously announced United States Department of Agriculture (USDA) program to support the development of products and markets for value-added wheat proteins and wheat starches. The company also benefited from approximately $965,000 in net income received during the quarter and approximately $3 million in net income for the year under a USDA program to provide cash incentives to ethanol producers. "The real value of these programs is that they are helping us evolve our business in a rapidly changing market environment," said Ladd Seaberg, president and chief executive officer. "In essence, they are helping to support the building blocks for our future," he added.

     The increase in fuel grade alcohol supplies occurred as various producers added capacity and/or built inventories in anticipation of an expanded market for this product as a replacement for MTBE in California. However, California's ban on MTBE, a petroleum-based fuel oxygenate that has shown to be a groundwater pollutant, was postponed by a year from December, 2002 to December, 2003, causing the surplus of fuel alcohol. "Since the end of the fourth quarter, fuel alcohol prices have begun to improve as several gasoline suppliers to California have decided to switch to ethanol-blended fuels much earlier than the ban on MTBE is scheduled to take effect," Seaberg said. "As a result," he added, "although prices remain below the higher levels experienced during a large portion of this past fiscal year, we hope to see an improvement in this area in the current year's first quarter compared to the final quarter of fiscal 2002."

     As previously reported, because of the expiration of the wheat gluten quota in June, 2001, the company has significantly reduced its production of vital wheat gluten. This measure was taken in the face of greatly increased competitive pressures from the European Union. At the same time, the company is placing greater attention and resources on the development, production and marketing of its specialty wheat proteins and starches for use in value-added applications.

     Seaberg said he is "especially encouraged by the growth" being experienced by the company's specialty wheat proteins and starches. "Total sales of all of our wheat-based ingredients in the fourth quarter were lower than the prior year due to our planned reduction in sales of commodity wheat starch and vital wheat gluten," he said. "However," he added, "I am pleased to report that sales of our specialty wheat proteins and starches rose compared to a year ago to nearly $10 million for the quarter and represented approximately 66 percent of the company's total wheat-based ingredient sales for the quarter."

                                     -more-

ADD 1--MIDWEST GRAIN REPORTS FOURTH QUARTER

     Seaberg stated that the company currently is concentrating its specialty ingredients marketing efforts on manufacturers of food, personal care and pet products. "We have an established presence in all three of these product areas," he said, "and expect our growth in each to gain considerable momentum going forward."

     The USDA program to support value-added wheat protein and wheat starch development was implemented last June. Administered by the USDA's Commodity Credit Corporation, it was granted in lieu of an extended quota on imports of foreign wheat gluten. Over the life of the program, which is scheduled to end May 31, 2003, Midwest Grain is eligible for approximately $25.6 million of the program total of $40 million. For the first 12 months of the program, approximately $17.3 million was allocated to the company. The remaining $8.3 million was allocated to the company in July, 2002. The funds must be used for capital, research, marketing and promotional costs related to value-added wheat protein and starch products. Funds received are recognized in income during the period in which they are expended for a permitted purpose. However, funds that are used for capital expenditure projects will be recognized in income over the periods during which those projects are depreciated.

     Approximately 80 percent of the first year's allotment has been applied toward capital projects and will be reflected in earnings over the next seven to 10 years. These projects include a previously announced $8.3 million expansion project at the company's Atchison plant. The expansion is slated for completion in early fiscal 2003 and involves the installation of additional processing and drying equipment for the production of specialty wheat proteins for bakery, pasta and noodle and related food markets, both domestic and foreign. The remaining 20 percent of the first year's funds went toward research and marketing-related costs, and hence was reflected in earnings.

     The USDA's incentive program for ethanol producers began in December, 2000 and extends through September, 2006. It was initiated to provide a cash incentive for ethanol producers who increase their grain usage over comparable quarters in the prior year to raise fuel alcohol production. Funding from the program is determined on an annual basis. The company's eligibility to participate in the program is determined from quarter to quarter. Meanwhile, U.S. House and Senate negotiators are expected to reconvene next month to continue discussions about a proposed renewable fuels standard that, if included in the new comprehensive energy bill, could approximately triple the use of ethanol to 5 billion gallons by 2012.

     "While we continue to make much progress in our drive to position the company as an innovative, customer-focused supplier of specialty ingredients, our performance in the near term could be affected by increased raw material costs for grain together with what are still relatively low selling prices for fuel grade alcohol," Seaberg said. Prices for wheat, corn and milo, the principal raw materials used by the company, have risen this summer due to exceptionally hot and dry weather across much of the U.S.



This news release contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as "intend," "believe," "estimate," "expect," "anticipate,"
"hopeful," "should," "may" and similar expressions. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. The forward-looking statements are based on many assumptions and factors, including those relating to grain prices, gasoline prices, energy costs, product pricing, competitive environment and related marketing conditions, operating efficiencies, access to capital and actions of governments or government officials. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.

                                       ###

CONSOLIDATED STATEMENT OF EARNINGS

--------------------------------------------------------------------------------------------------------------
(unaudited)                                 Three Months Ended June 30             Twelve Months Ended June 30
(Dollars in thousands, except per share)        2002           2001                   2002              2001
--------------------------------------------------------------------------------------------------------------

NET SALES                                  $  50,437          $ 57,021              $ 214,528       $ 229,241
COST OF SALES                                 47,229            51,297                193,325         212,058
                                           ---------------------------              -------------------------
GROSS PROFIT                                   3,208             5,724                 21,203          17,183
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES  (3,306)           (4,435)               (14,689)        (13,545)
OTHER OPERATING INCOME                         1,232             1,307                  4,865           1,326
                                           ---------------------------              -------------------------
INCOME FROM OPERATIONS                         1,134             2,596                 11,379           4,964
OTHER INCOME (EXPENSE)
   INTEREST                                    (136)              (351)                (1,237)         (1,347)
   OTHER                                        (58)               318                    226             780
                                           ---------------------------              -------------------------
INCOME BEFORE INCOME TAXES                       940             2,563                 10,368           4,397
PROVISION  FOR INCOME TAXES                      385             1,014                  4,109           1,737
                                           ---------------------------              -------------------------
NET INCOME                                 $     555          $  1,549              $   6,259       $   2,660
                                           ---------------------------              -------------------------
BASIC AND DILUTED EARNINGS PER COMMON SHARE $   0.07          $    .19              $    0.77       $    0.32
                                           ===========================              =========================
DIVIDENDS PER COMMON SHARE                                                          $    0.15       $    0.10
                                                                                    =========================
Weighted average shares outstanding        8,066,786          8,211,656             8,085,847       8,397,308








Consolidated Balance Sheets

-----------------------------------------------------------------------------------------------------------------------
(unaudited)                           June 30    June 30   (unaudited)                   June 30       June 30
(Dollars in thousands)                 2002         2001   (Dollars in thousands)          2002          2001
-----------------------------------------------------------------------------------------------------------------------
ASSETS                                                      LIABILITIES AND
                                                            STOCKHOLDERS' EQUITY
                                                            CURRENT LIABILITIES:

CURRENT ASSETS:                                             Current maturities of
   Cash and cash equivalents    $ 28,736     $ 33,454       long-term debt           $      3,201     $    4,273
   Receivables                    24,071       26,109       Accounts payable                8,681         10,446
   Inventories                    20,755       18,230       Accrued expenses                3,745          4,008
   Prepaid expenses                  550        1,625       Deferred income                10,971         15,951
   Deferred income taxes             449        2,451
   Refundable Income taxes           569          299
                                ---------------------                                   ------------------------
     Total Current Assets         75,130       82,168           Total Current Liabilities  26,598         34,678

PROPERTY AND EQUIPMENT, At Cost  258,501      245,305       LONG-TERM DEBT                 18,433         22,420
   Less accumulated depreciation 167,486      153,181       POST-RETIREMENT BENEFITS        5,922          6,034
                                ---------------------
                                  91,015       92,124       DEFERRED INCOME TAXES          10,736         10,774
OTHER ASSETS                         222          158       STOCKHOLDERS' EQUITY          104,678        100,544
                                ---------------------                                   ------------------------
                                $166,367     $174,450                                     $166,367      $174,450
                                =====================                                   ========================
